Exhibit T3E.7

Yellow Media Inc.’s Proposed Recapitalization Transaction Receives TSX Conditional Approval

Montreal (Quebec), September 7, 2012 — Yellow Media Inc. (TSX: YLO) is pleased to announce that the Toronto Stock Exchange (the “TSX”) has conditionally approved the issuance (the “Issuance”) and the listing of up to 48,179,730 new common shares of Yellow Media Ltd. (the “New Common Shares”) issuable pursuant to Yellow Media’s previously announced proposed recapitalization transaction (the “Recapitalization”) to be implemented pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Canada Business Corporations Act. The 48,179,730 New Common Shares approved for listing represent both the New Common Shares issuable pursuant to the Recapitalization as well as the New Common Shares underlying the other securities issuable pursuant to the Recapitalization.

Under the TSX’s listing requirements, the TSX requires securityholder approval as the Issuance will result in the issuance of an aggregate number of New Common Shares that is greater than 25% of the number of common shares of Yellow Media currently outstanding. On an exceptional basis, the TSX has advised Yellow Media that it will accept the shareholders' resolution approving the Recapitalization, as contemplated under the Plan of Arrangement and the interim order granted by the Québec Superior Court on July 23, 2012, as satisfying the TSX's condition that a majority of Yellow Media's common shareholders approve the Issuance because the common shareholders, preferred shareholders and convertible debentureholders entitled to vote on the shareholders’ resolution have fully paid for their securities and are being significantly diluted pursuant to the Plan of Arrangement.

At the debtholders' and shareholders' meetings held on September 6, 2012, the Recapitalization was approved by the requisite majority of Yellow Media’s debtholders and shareholders. The implementation of the Recapitalization is expected to occur by the end of September 2012 subject to a number of conditions, including the receipt of the final approval by the Québec Superior Court, and to other risks and uncertainties.

Further information concerning the Recapitalization is available on SEDAR (www.sedar.com) and the company's website (www.ypg.com).

About Yellow Media Inc.
Yellow Media Inc. (TSX: YLO) is a leading media and marketing solutions company in Canada. The Company owns and operates some of Canada’s leading properties and publications including Yellow Pages™ print directories, YellowPages.ca™, Canada411.ca and RedFlagDeals.com™. Its online destinations reach approximately 8 million unique visitors monthly and its mobile applications for finding local businesses and deals have been downloaded more than 4 million times. Yellow Media Inc. is also a leader in national digital advertising through Mediative, a digital advertising and marketing solutions provider to national agencies and advertisers. For more information, visit www.ypg.com.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of the Company. These statements are forward-looking as they are based on our current expectations, as at September 7, 2012, about our business and the markets we operate in, and on various estimates and assumptions. Our actual results could materially differ from our expectations if known or unknown risks affect our business, or if our estimates or assumptions turn out to be inaccurate. As a result, there is no assurance that any forward-looking statements will materialize. Risks that could cause our results to differ materially from our current expectations are discussed in section 7 of our August 9, 2012 Management’s Discussion and Analysis. We disclaim any intention or obligation to update any forward-looking statements, except as required by law, even if new information becomes available, as a result of future events or for any other reason. The implementation of the Recapitalization is subject to a number of conditions provided in the plan of arrangement under the Canada Business Corporations Act, including, without limitation, court and any required regulatory approvals (including stock exchange approvals). The implementation of the Recapitalization is also subject to a number of other risks and uncertainties, including, without limitation, those described in the section "Risk Factors" of the Company's management proxy circular dated July 30, 2012 prepared in connection with the meetings. Accordingly, there can be no assurance that the Recapitalization will occur. The Recapitalization could be modified, restructured or terminated.

Contacts:

Investor Relations
Pierre Van Gheluwe
Treasurer
Tel.: (514) 934-4325
pierre.vangheluwe@ypg.com

Media
Andre Leblanc
Director, Marketing Communications
Tel.: (514) 934-7359
andre.leblanc@ypg.com

Institutional Security Holders
BMO Capital Markets Transaction Hotline
Tel.: (416) 359-4306
Toll free: (855) 666-4361

Canaccord Genuity Transaction Hotline
Tel.: (416) 687-5517
Toll free: (855) 333-5517